EXHIBIT 2.1

                          PLAN AND AGREEMENT OF MERGER
                                       of

                               SPACIAL CORPORATION
                            (a Delaware Corporation)

                         and its Wholly Owned Subsidiary

                    ALLIANCE ENVIRONMENTAL TECHNOLOGIES INC.
                            (a Delaware Corporation)

     THIS PLAN AND AGREEMENT OF MERGER, dated as of October 31st , 2001, is made by and among Spacial Corporation, a Delaware corporation ("Spacial" or the "Surviving Corporation") and Alliance Environmental Technologies Inc., a Delaware corporation ("Alliance"), said two corporations being herein sometimes collectively referred termed the "Constituent Corporations."

                                   WITNESSETH:

     WHEREAS, Spacial is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on October 6, 1998;

     WHEREAS Alliance is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on October 12, 2000; and

     WHEREAS, the Boards of Directors of the parties hereto deem it desirable, upon the terms and subject to the conditions herein stated, that Alliance be merged with and into Spacial (the "Merger") and that Spacial be the surviving corporation with the outstanding shares of Alliance Common Stock be surrendered and extinguished.

     WHEREAS, the Boards of Directors of the parties hereto deem it desirable, upon the terms and subject to the conditions herein stated, that Spacial relinquishes its corporate name and assumes in place thereof the name Alliance Environmental Technologies Inc."

     NOW, THEREFORE, it is agreed as follows:

     1. The Constituent Corporations shall, pursuant to the provisions of
Section 253 of the General Corporation Law of the State of Delaware ("GCL"), perform an upstream merger and be merged with and into a single corporation, to wit, Spacial Corporation, which shall be the Surviving Corporation upon the effective date of the Merger, and which Surviving Corporation shall continue to exist as said Surviving Corporation pursuant to the provisions of the GCL. The separate existence of Alliance shall cease upon the effective date of the Merger in accordance with the provisions of the GCL.


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     2. Except as set forth in the following sentence, the Certificate of
Incorporation of Spacial at the effective time of the Merger shall be and remain the Certificate of Incorporation of the Surviving Corporation and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the GCL. Such Certificate of Incorporation of the Surviving Corporation shall be amended and changed as a result of the Merger such that the name of the Surviving Corporation shall be changed to "Alliance Environmental Technologies Inc."

     3. The Bylaws of Spacial upon the effective date of the Merger will be the By laws of said Surviving Corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the GCL. Such Bylaws of the Surviving Corporation shall not be amended or changed in any manner as a result of the Merger. But shall be subject to future amendment or change in accordance with the terms and provisions of the Bylaws.

     4. The directors and officers of Spacial in office upon the effective date of the Merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Corporation.

     5. Each issued share of Alliance shall, upon the effective date of the Merger, be surrendered and extinguished. The issued shares of the Surviving Corporation shall not be converted in any manner or otherwise effected, but each share which is issued as of the effective date of the Merger shall continue to represent one issued share of the Surviving Corporation.

     6. This Plan and Agreement of Merger shall be submitted to the board of directors of the Surviving Corporation and to the board of directors of Alliance for adoption or rejection in the manner prescribed by the provisions of the GCL.

     7. In the event that this Plan and Agreement of Merger shall have been adopted by the Boards of Directors of the Surviving Corporation and Alliance in the manner prescribed by the provisions of the GCL, the Surviving Corporation and Aliance hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.



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     IN WITNESS WHEREOF, Spacial, and Alliance have each caused this Agreement to be executed by its authorized officer and its corporate seal affixed, all as of the date first above written.


                                       Spacial Corporation


                                       BY: /s/ James J. Solano, Sr.
                                           --------------------------
                                       James J. Solano, Sr.
                                       President

                                       Alliance Environmental Technologies Inc.


                                       BY: /s/Norman A. Ponder
                                           --------------------------
                                       Norman A. Ponder
                                       Secretary